Registration Statement No.333-264388
Filed Pursuant to Rule 424(b)(2)

Pricing Supplement dated December 22, 2022 to the Prospectus dated May 26, 2022, the Prospectus Supplement dated May 26, 2022 and the Product Supplement dated September 22, 2022

US$457,000
Senior Medium-Term Notes, Series I
Barrier Enhanced Return Notes due December 31, 2024
Linked to the shares of iShares® 20+ Year Treasury Bond ETF

•	The notes are designed for investors who are seeking 152.00% leveraged positive return based on any appreciation in the level of the shares of iShares® 20+ Year Treasury Bond ETF (the “Reference Asset”) , subject to the Maximum Redemption Amount (as defined below). Investors must be willing to accept that the payment at maturity will not exceed the Maximum Redemption Amount.
•	The Maximum Redemption Amount is $1,600.00 for each $1,000 in principal amount (a 60.00% return on the notes).
•	If the Reference Asset decreases by more than 10.00% from its Initial Level, investors will lose 1% of the principal amount for each 1% decrease in the level of the Reference Asset from its Initial Level to its Final Level. In such a case, you will receive a cash amount at maturity that is less than the principal amount, and may lose up to 100% of your principal amount at maturity.
•	Investing in the notes is not equivalent to a direct investment in the Reference Asset.
•	The notes do not bear interest. The notes will not be listed on any securities exchange.
•	All payments on the notes are subject to the credit risk of Bank of Montreal.
•	The notes will be issued in minimum denominations of $1,000 and integral multiples of $1,000.
•	The CUSIP number of the notes is 06374VGL4.
•	Our subsidiary, BMO Capital Markets Corp. (“BMOCM”), is the agent for this offering. See “Supplemental Plan of Distribution (Conflicts of Interest)” below.
•	The notes will not be subject to conversion into our common shares or the common shares of any of our affiliates under subsection 39.2(2.3) of the Canada Deposit Insurance Corporation Act (the “CDIC Act”).

Terms of the Notes:

Pricing Date:	December 22, 2022	Valuation Date:	December 26, 2024
Settlement Date:	December 28, 2022	Maturity Date:	December 31, 2024
	Price to Public[1]	Agent’s Commission[1]	Proceeds to Bank of Montreal[1]
Per Note Total	100% $457,000.00	0.80% $3,656.00	99.20% $453,344.00

1 The total “Agent’s Commission” and “Proceeds to Bank of Montreal” specified above reflect the aggregate amounts at the time Bank of Montreal established its hedge positions on or prior to the Pricing Date, which may have been variable and fluctuated depending on market conditions at such times. Certain dealers who purchased the notes for sale to certain fee-based advisory accounts may have foregone some or all of their selling concessions, fees or commissions. The public offering price for investors purchasing the notes in these accounts was between $992.00 and $1,000 per $1,000 in principal amount.

Investing in the notes involves risks, including those described in the “Selected Risk Considerations” section beginning on page P-5 hereof, the “Additional Risk Factors Relating to the Notes” section beginning on page PS-5 of the product supplement, and the “Risk Factors” section beginning on page S-1 of the prospectus supplement and on page 8 of the prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these notes or passed upon the accuracy of this document, the product supplement, the prospectus supplement or the prospectus. Any representation to the contrary is a criminal offense. The notes will be our unsecured obligations and will not be savings accounts or deposits that are insured by the United States Federal Deposit Insurance Corporation, the Deposit Insurance Fund, the Canada Deposit Insurance Corporation or any other governmental agency or instrumentality or other entity.

On the date hereof, based on the terms set forth above, the estimated initial value of the notes is $958.92 per $1,000 in principal amount. However, as discussed in more detail below, the actual value of the notes at any time will reflect many factors and cannot be predicted with accuracy.

BMO CAPITAL MARKETS

Key Terms of the Notes:

Reference Asset:	The shares of iShares® 20+ Year Treasury Bond ETF (ticker symbol "TLT") . See "The Reference Asset" below for additional information.

Underlying Index:	ICE US Treasury 20+ Year Bond Index

Payment at Maturity:

If the Final Level of the Reference Asset is greater than its Initial Level and the Percentage Change of the Reference Asset multiplied by the Upside Leverage Factor is greater than or equal to the Maximum Return, the payment at maturity for each $1,000 in principal amount of the notes will equal the Maximum Redemption Amount.

If the Final Level of the Reference Asset is greater than or equal to its Initial Level and the Percentage Change of the Reference Asset multiplied by the Upside Leverage Factor is less than the Maximum Return, then the amount that investors will receive at maturity for each $1,000 in principal amount of the notes will equal:

$1,000 + [$1,000 x (Percentage Change of the Reference Asset x Upside Leverage Factor)]

If the Final Level of the Reference Asset is less than its Initial Level, but is not less than its Barrier Level, then investors will, for each $1,000 in principal amount of the notes, receive the principal amount of $1,000 and no additional return.

If the Final Level of the Reference Asset is less than its Barrier Level, then the amount that investors will receive at maturity for each $1,000 in principal amount of the notes will equal:

$1,000 + ($1,000 x Percentage Change of the Reference Asset)

In this case, investors will lose 1% of their principal for each 1% that the Final Level of the Reference Asset declines from its Initial Level. You may lose all of the principal amount of your notes.

Upside Leverage Factor:	152.00%

Maximum Return:	60.00%

Maximum Redemption Amount:	The payment at maturity will not exceed the Maximum Redemption Amount of $1,600.00 per $1,000 in principal amount of the notes.

Percentage Change:	The quotient, expressed as a percentage, of the following formula: (Final Level - Initial Level) Initial Level

Initial Level:[2]	$103.68, which was the closing level of the Reference Asset on the Pricing Date.

Barrier Level:[2]	$93.31, which is 90.00% of the Initial Level (rounded to two decimal places).

Final Level:	The closing level of the Reference Asset on the Valuation Date.

Pricing Date:	December 22, 2022

Settlement Date:	December 28, 2022

Valuation Date:[1]	December 26, 2024

Maturity Date:[1]	December 31, 2024

Physical Delivery Amount:	We will only pay cash on the Maturity Date, and you will have no right to receive any shares of the Reference Asset.

Calculation Agent:	BMOCM

Selling Agent:	BMOCM

1 Subject to the occurrence of a market disruption event, as described in the accompanying product supplement.

2As determined by the calculation agent and subject to adjustment in certain circumstances. See “General Terms of the Notes — Anti-dilution Adjustments to a Reference Asset that Is an Equity Security (Including Any ETF)” and “— Adjustments to Reference Asset that Is an ETF” in the product supplement for additional information.

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Payoff Example

The following table shows the hypothetical payout profile of an investment in the notes based on various hypothetical Final Levels (and the corresponding Percentage Change) of the Reference Asset, reflecting the 152.00% Upside Leverage Factor, Maximum Return of 60.00%, and Barrier Level of 90.00% of the Initial Level. Please see “Examples of the Hypothetical Payment at Maturity for a $1,000 Investment in the Notes” below for more detailed examples.

Hypothetical Percentage Change of the Reference Asset	Participation in Percentage Change	Hypothetical Return of the Notes
42.76% 39.47%	152% Upside Exposure, subject to the Maximum Return	60.00% 60.00%
27.00% 14.00%	152% Upside Exposure	41.04% 21.28%
0% -10%	Barrier Level of 90% of Initial Level	0% 0%
-20% -30%	1x Loss Beyond Barrier Level	-20% -30%

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Additional Terms of the Notes

You should read this document together with the product supplement dated September 22, 2022, the prospectus supplement dated May 26, 2022 and the prospectus dated May 26, 2022. This document, together with the documents listed below, contains the terms of the notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours or the agent. You should carefully consider, among other things, the matters set forth in Additional Risk Factors Relating to the Notes in the product supplement, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

Product supplement dated September 22, 2022:

https://www.sec.gov/Archives/edgar/data/927971/000121465922011396/j922220424b2.htm

Prospectus supplement dated May 26, 2022 and prospectus dated May 26, 2022:

https://www.sec.gov/Archives/edgar/data/0000927971/000119312522160519/d269549d424b5.htm

Our Central Index Key, or CIK, on the SEC website is 927971. As used in this document, "we", "us" or "our" refers to Bank of Montreal.

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Selected Risk Considerations

An investment in the notes involves significant risks. Investing in the notes is not equivalent to investing directly in the Reference Asset. These risks are explained in more detail in the “Additional Risk Factors Relating to the Notes” section of the product supplement.

Risks Related to the Structure or Features of the Notes

•	Your investment in the notes may result in a loss. — The notes do not guarantee any return of principal. If the Final Level is less than its Barrier Level, you will lose 1% of the principal amount for each 1% that the Final Level is less than the Initial Level. In such a case, you will receive at maturity a cash payment that is less than the principal amount of the notes and may be zero. Accordingly, you could lose your entire investment in the notes.
•	Your return on the notes is limited to the Maximum Redemption Amount, regardless of any appreciation in the levels of the Reference Asset. — The return on your notes will not be greater than the Maximum Redemption Amount. This will be the case even if the Percentage Change of the Reference Asset multiplied by the Upside Leverage Factor exceeds the Maximum Return.
•	Your return on the notes may be lower than the return on a conventional debt security of comparable maturity. — The return that you will receive on your notes, which could be negative, may be less than the return you could earn on other investments. The notes do not provide for interest payments and the payment you receive at maturity, if any, may be less than the principal amount of the notes. Even if your return on the notes is positive, your return may be less than the return you would earn if you bought a conventional senior interest bearing debt security of ours with the same maturity or if you invested directly in the Reference Asset. Your investment may not reflect the full opportunity cost to you when you take into account factors that affect the time value of money.

Risks Related to the Reference Asset

•	Owning the notes is not the same as owning shares of the Reference Asset or a security directly linked to the Reference Asset. — The return on your notes will not reflect the return you would realize if you actually owned shares of the Reference Asset or a security directly linked to the performance of the Reference Asset and held that investment for a similar period. Your notes may trade quite differently from the Reference Asset. Changes in the level of the Reference Asset may not result in comparable changes in the market value of your notes. Even if the level of the Reference Asset increases during the term of the notes, the market value of the notes prior to maturity may not increase to the same extent. It is also possible for the market value of the notes to decrease while the level of the Reference Asset increases. In addition, any dividends or other distributions paid on the Reference Asset will not be reflected in the amount payable on the notes.
•	You will not have any shareholder rights and will have no right to receive any shares of the Reference Asset (or any security included in the Reference Asset) at maturity. — Investing in your notes will not make you a holder of any shares of the Reference Asset or any securities held by the Reference Asset. Neither you nor any other holder or owner of the notes will have any voting rights, any right to receive dividends or other distributions, or any other rights with respect to the Reference Asset or such underlying securities.
•	No delivery of shares of the Reference Asset. — The notes will be payable only in cash. You should not invest in the notes if you seek to have the shares of the Reference Asset delivered to you at maturity.
•	Changes that affect the applicable Underlying Index will affect the market value of the notes and the amount you will receive at maturity. — The policies of the applicable index sponsor concerning the calculation of the applicable Underlying Index, additions, deletions or substitutions of the components of the applicable Underlying Index and the manner in which changes affecting those components may be reflected in the applicable Reference Asset and, therefore, could affect the share price of the Reference Asset, the amounts payable on the notes, and the market value of the notes prior to maturity. The amount payable on the notes and their market value could also be affected if the applicable index sponsor changes these policies, for example, by changing the manner in which it calculates the applicable Underlying Index, or if the applicable index sponsor discontinues or suspends the calculation or publication of the applicable Underlying Index.
•	We have no affiliation with the index sponsor of the applicable Underlying Index and will not be responsible for its actions. — The sponsor of the applicable Underlying Index is not our affiliate and will not be involved in the offering of the notes in any way. Consequently, we have no control over the actions of the index sponsor of the applicable Underlying Index, including any actions of the type that would require the calculation agent to adjust the payment to you at maturity. The index sponsors have no obligation of any sort with respect to the notes. Thus, the applicable index sponsor has no obligation to take your interests into consideration for any reason, including in taking any actions that might affect the value of the notes. None of our proceeds from the issuance of the notes will be delivered to the index sponsor of the applicable Underlying Index.
•	Adjustments to the Reference Asset could adversely affect the notes. — The sponsor and advisor of the Reference Asset is responsible for calculating and maintaining the Reference Asset. The sponsor and advisor of the Reference Asset can add, delete or substitute the securities comprising the Reference Asset or make other methodological changes that could change the share price of the Reference Asset at any time. If one or more of these events occurs, the calculation of the amount payable at maturity may be adjusted to reflect such event or events. Consequently, any of these actions could adversely affect the amount payable at maturity and/or the market value of the notes.
•	We and our affiliates do not have any affiliation with the applicable investment advisor or the Reference Asset Issuer and are not responsible for their public disclosure of information. — The investment advisor of the Reference Asset advises the issuer of the Reference Asset (the “Reference Asset Issuer” ) on various matters, including matters relating to the policies, maintenance and calculation of the Reference Asset. We and our affiliates are not affiliated with the applicable investment advisor or the Reference Asset Issuer in any way and have no ability to control or predict its actions, including any errors in or discontinuance of disclosure regarding the methods or policies relating to the Reference Asset. Neither the applicable investment advisor nor the Reference Asset Issuer is involved in the offerings of the notes in any way and has no obligation to consider your interests as an owner of the notes in taking any actions relating to the Reference Asset that might affect the value of the notes. Neither we nor any of our affiliates has independently verified the adequacy or accuracy of the information about the applicable investment advisor or the Reference Asset contained in any public disclosure of information. You, as an investor in the notes, should make your own investigation into the Reference Asset Issuer.
•	The correlation between the performance of the Reference Asset and the performance of the applicable Underlying Index may be imperfect. — The performance of the Reference Asset is linked principally to the performance of the applicable Underlying Index. However, because of the potential discrepancies identified in more detail in the product supplement, the return on the Reference Asset may correlate imperfectly with the return on the applicable Underlying Index.

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•	The Reference Asset is subject to management risks. — The Reference Asset is subject to management risk, which is the risk that the applicable investment advisor’s investment strategy, the implementation of which is subject to a number of constraints, may not produce the intended results. For example, the applicable investment advisor may invest a portion of the Reference Asset Issuer’s assets in securities not included in the Underlying Index but which the applicable investment advisor believes will help the Reference Asset track the Underlying Index.
•	You must rely on your own evaluation of the merits of an investment linked to the Reference Asset. — In the ordinary course of their businesses, our affiliates from time to time may express views on expected movements in the prices of the Reference Asset or the prices of the securities held by the Reference Asset. One or more of our affiliates have published, and in the future may publish, research reports that express views on the Reference Asset or these securities. However, these views are subject to change from time to time. Moreover, other professionals who deal in the markets relating to the Reference Asset at any time may have significantly different views from those of our affiliates. You are encouraged to derive information concerning the Reference Asset from multiple sources, and you should not rely on the views expressed by our affiliates.
Neither the offering of the notes nor any views which our affiliates from time to time may express in the ordinary course of their businesses constitutes a recommendation as to the merits of an investment in the notes.

Risks Related to the iShares® 20+ Year Treasury Bond ETF

•	An investment in the notes involves different considerations than a direct investment in the Reference Asset. The notes provide exposure to the price performance of the Reference Asset, not its yield performance. The “price performance” of the Reference Asset will depend solely on changes in the value of the bonds held by the Reference Asset (as reflected in the Reference Asset’s market price) and will exclude all distributions by the Reference Asset of any interest payments on those bonds. By contrast, the overall performance of a direct investment in the Reference Asset would reflect changes in the value of the bonds held by the Reference Asset as well as interest payments on those bonds. We refer to the overall performance of a direct investment in the Reference Asset, taking into account changes in bond values as well as interest payments, as its “yield performance.”

In stable market conditions (i.e., conditions with stable interest rates and credit risks, resulting in stable bond values), the overall return on a direct investment in the Reference Asset would be expected to be attributable primarily, if not solely, to distributions by the Reference Asset of interest payments on its underlying bonds. In these conditions, the yield performance of the Reference Asset would be positive, but its price performance, which is the performance relevant to the securities, would be roughly zero. The price performance of the Reference Asset would be expected to be positive only if market conditions that affect bond values change in a direction that is favorable to bond values. The most significant market conditions affecting bond values are prevailing market interest rates and credit risk. In general, bond values rise when prevailing market interest rates fall and/or when perceptions of creditworthiness improve. Therefore, in order for Reference Asset to have positive price performance, and in order for the securities to produce a positive return, prevailing market interest rates would need to fall and/or the perceived creditworthiness of the United States would need to improve over the term of the securities (in each case without a countervailing unfavorable movement by any other relevant factor). If neither of these circumstances comes to pass, the Reference Asset is unlikely to have positive price performance, and if the opposite circumstances occur (i.e., if prevailing market interest rates rise and/or the perceived creditworthiness of the United States deteriorates), the price performance of the Reference Asset is likely to be negative. In any such case, the price performance of the Reference Asset may be zero or negative even though the yield performance of the Reference Asset over the same period is positive.

•	The notes are subject to significant risks associated with fixed-income securities, including interest rate-related risks and credit risks. — The iShares® 20+ Year Treasury Bond ETF is a bond ETF that attempts to track the performance of an index composed of fixed income securities. Investing in the notes linked indirectly to the iShares® 20+ Year Treasury Bond ETF differs significantly from investing directly in bonds to be held to maturity as the values of the iShares® 20+ Year Treasury Bond ETF changes, at times significantly, during each trading day based upon the current market prices of its underlying bonds. The market prices of these bonds are volatile and significantly influenced by a number of factors, particularly the yields on these bonds as compared to current market interest rates and the actual or perceived credit quality of the issuer of these bonds.

In general, fixed-income securities are significantly affected by changes in current market interest rates. As interest rates rise, the price of fixed-income securities, including those underlying the iShares® 20+ Year Treasury Bond ETF, is likely to decrease. Securities with longer durations tend to be more sensitive to interest rate changes, usually making them more volatile than securities with shorter durations. The eligibility criteria for the securities included in the indices that underlie the iShares® 20+ Year Treasury Bond ETF, which each mandate that each security must have a minimum term remaining to maturity (ranging from one year to 20 years) for continued eligibility, means that, at any time, only longer-term securities underlie the iShares® 20+ Year Treasury Bond ETF, which thereby increases the risk of price volatility in the underlying securities and, consequently, the volatility in the value of the Underlying Index. As a result, rising interest rates may cause the value of the bonds underlying the iShares® 20+ Year Treasury Bond ETF, the iShares® 20+ Year Treasury Bond ETF and the Underlying Index to decline, possibly significantly.

Interest rates are subject to volatility due to a variety of factors, including:

•	sentiment regarding underlying strength in the U.S. and global economies;
•	expectations regarding the level of price inflation;
•	sentiment regarding credit quality in the U.S. and global credit markets;
•	central bank policies regarding interest rates; and
•	the performance of U.S. and foreign capital markets.

The prices of the underlying bonds are also significantly influenced by the creditworthiness of the issuers of the bonds (i.e., the U.S. government). The bonds underlying the iShares® 20+ Year Treasury Bond ETF may have their credit ratings downgraded, or have their credit spreads widen significantly. Following a ratings downgrade or the widening of credit spreads, some or all of the underlying bonds may suffer significant and rapid price declines.

•	The notes are subject to concentration risks. — The iShares® 20+ Year Treasury Bond ETF invests in U.S. Treasury bonds that are all obligations of the United States with a similar remaining time to maturity. As a result, the iShares® 20+ Year Treasury Bond ETF is concentrated in the performance of bonds issued by a single issuer and having the same general tenor and terms. Although your investment in the notes will not result in the ownership or other direct interest in the U.S. Treasury bonds held by the iShares® 20+ Year Treasury Bond ETF, the return on your investment in the notes will be subject to certain risks similar to those associated with direct investment in a U.S. Treasury bonds. This increases the risk that any downgrade of the credit ratings of the U.S. government from its current ratings, any increase in risk that the U.S. Treasury may default on its obligations by the market (whether for credit or legislative process reasons) or any other market events that create a decrease in demand for U.S. Treasury bonds would significantly adversely affect the iShares® 20+ Year Treasury Bond ETF and may adversely affect the value of the notes. In addition, to the extent that any such decrease in demand is more concentrated in particular U.S. Treasury bond maturities, the iShares® 20+ Year Treasury Bond ETF could be severely affected, which may adversely affect the value of the notes.

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General Risk Factors

•	Your investment is subject to the credit risk of Bank of Montreal. — Our credit ratings and credit spreads may adversely affect the market value of the notes. Investors are dependent on our ability to pay any amounts due on the notes, and therefore investors are subject to our credit risk and to changes in the market’s view of our creditworthiness. Any decline in our credit ratings or increase in the credit spreads charged by the market for taking our credit risk is likely to adversely affect the value of the notes.
•	Potential conflicts. — We and our affiliates play a variety of roles in connection with the issuance of the notes, including acting as calculation agent. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the notes. We or one or more of our affiliates may also engage in trading of shares of the Reference Asset or the securities held by the Reference Asset on a regular basis as part of our general broker-dealer and other businesses, for proprietary accounts, for other accounts under management or to facilitate transactions for our customers. Any of these activities could adversely affect the level of the Reference Asset and, therefore, the market value of, and the payments on, the notes. We or one or more of our affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to changes in the performance of the Reference Asset. By introducing competing products into the marketplace in this manner, we or one or more of our affiliates could adversely affect the market value of the notes.
•	Our initial estimated value of the notes is lower than the price to public. — Our initial estimated value of the notes is only an estimate, and is based on a number of factors. The price to public of the notes exceeds our initial estimated value, because costs associated with offering, structuring and hedging the notes are included in the price to public, but are not included in the estimated value. These costs include any underwriting discount and selling concessions, the profits that we and our affiliates expect to realize for assuming the risks in hedging our obligations under the notes and the estimated cost of hedging these obligations.
•	Our initial estimated value does not represent any future value of the notes, and may also differ from the estimated value of any other party. — Our initial estimated value of the notes as of the date hereof is derived using our internal pricing models. This value is based on market conditions and other relevant factors, which include volatility of the Reference Asset, dividend rates and interest rates. Different pricing models and assumptions could provide values for the notes that are greater than or less than our initial estimated value. In addition, market conditions and other relevant factors after the Pricing Date are expected to change, possibly rapidly, and our assumptions may prove to be incorrect. After the Pricing Date, the value of the notes could change dramatically due to changes in market conditions, our creditworthiness, and the other factors set forth herein and in the product supplement. These changes are likely to impact the price, if any, at which we or BMOCM would be willing to purchase the notes from you in any secondary market transactions. Our initial estimated value does not represent a minimum price at which we or our affiliates would be willing to buy your notes in any secondary market at any time.
•	The terms of the notes were not determined by reference to the credit spreads for our conventional fixed-rate debt. — To determine the terms of the notes, we used an internal funding rate that represents a discount from the credit spreads for our conventional fixed-rate debt. As a result, the terms of the notes are less favorable to you than if we had used a higher funding rate.
•	Certain costs are likely to adversely affect the value of the notes. — Absent any changes in market conditions, any secondary market prices of the notes will likely be lower than the price to public. This is because any secondary market prices will likely take into account our then-current market credit spreads, and because any secondary market prices are likely to exclude all or a portion of any underwriting discount and selling concessions, and the hedging profits and estimated hedging costs that are included in the price to public of the notes and that may be reflected on your account statements. In addition, any such price is also likely to reflect a discount to account for costs associated with establishing or unwinding any related hedge transaction, such as dealer discounts, mark-ups and other transaction costs. As a result, the price, if any, at which BMOCM or any other party may be willing to purchase the notes from you in secondary market transactions, if at all, will likely be lower than the price to public. Any sale that you make prior to the Maturity Date could result in a substantial loss to you.
•	Lack of liquidity. — The notes will not be listed on any securities exchange. BMOCM may offer to purchase the notes in the secondary market, but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily. Because other dealers are not likely to make a secondary market for the notes, the price at which you may be able to trade the notes is likely to depend on the price, if any, at which BMOCM is willing to buy the notes.
•	Hedging and trading activities. — We or any of our affiliates have carried out or may carry out hedging activities related to the notes, including purchasing or selling shares of the Reference Asset or securities held by the Reference Asset, futures or options relating to the Reference Asset or securities held by the Reference Asset or other derivative instruments with return liked or related to changes in the performance on the Reference Asset or securities held by the Reference Asset. We or our affiliates may also trade in the Reference Asset, such securities, or instruments related to the Reference Asset or such securities from time to time. Any of these hedging or trading activities on or prior to the Pricing Date and during the term of the notes could adversely affect the payments on the notes.
•	Many economic and market factors will influence the value of the notes. — In addition to the level of the Reference Asset and interest rates on any trading day, the value of the notes will be affected by a number of economic and market factors that may either offset or magnify each other, and which are described in more detail in the product supplement.

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•	Significant aspects of the tax treatment of the notes are uncertain. — The tax treatment of the notes is uncertain. We do not plan to request a ruling from the Internal Revenue Service or from any Canadian authorities regarding the tax treatment of the notes, and the Internal Revenue Service or a court may not agree with the tax treatment described herein.
The Internal Revenue Service has released a notice that may affect the taxation of holders of “prepaid forward contracts” and similar instruments. According to the notice, the Internal Revenue Service and the U.S. Treasury are actively considering whether the holder of such instruments should be required to accrue ordinary income on a current basis. While it is not clear whether the notes would be viewed as similar to such instruments, it is possible that any future guidance could materially and adversely affect the tax consequences of an investment in the notes, possibly with retroactive effect.
Please read carefully the section entitled "U.S. Federal Tax Information" herein, the section entitled "Supplemental Tax Considerations–Supplemental U.S. Federal Income Tax Considerations" in the accompanying product supplement, the section entitled "United States Federal Income Taxation" in the accompanying prospectus and the section entitled "Certain Income Tax Consequences" in the accompanying prospectus supplement. You should consult your tax advisor about your own tax situation.

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Examples of the Hypothetical Payment at Maturity for a $1,000 Investment in the Notes

The following table illustrates the hypothetical payments on a note at maturity. The hypothetical payments are based on a $1,000 investment in the note, a hypothetical Initial Level of 100.00, a hypothetical Barrier Level of 90.00 (90.00% of the hypothetical initial level), the Maximum Return of 60.00%, the Maximum Redemption Amount of $1,600.00, and a range of hypothetical Final Levels and the effect on the payment at maturity.

The hypothetical examples shown below are intended to help you understand the terms of the notes. The actual cash amount that you will receive at maturity will depend upon the Final Level of the Reference Asset. You may lose some or all of the principal amount at maturity.

Hypothetical Final Level	Hypothetical Final Level Expressed as a Percentage of the Initial Level	Hypothetical Payment at Maturity	Hypothetical Return on the Notes
200.00	200.00%	$1,600.00	60.00%
180.00	180.00%	$1,600.00	60.00%
160.00	160.00%	$1,600.00	60.00%
139.47	139.47%	$1,600.00	60.00%
110.00	110.00%	$1,152.00	15.20%
105.00	105.00%	$1,076.00	7.60%
100.00	100.00%	$1,000.00	0.00%
95.00	95.00%	$1,000.00	0.00%
90.00	90.00%	$1,000.00	0.00%
89.99	89.99%	$899.90	-10.01%
80.00	80.00%	$800.00	-20.00%
60.00	60.00%	$600.00	-40.00%
40.00	40.00%	$400.00	-60.00%
0.00	0.00%	$0.00	-100.00%

The following examples illustrate how the returns set forth in the table above are calculated.

Example 1: The level of the Reference Asset decreases from the hypothetical Initial Level of 100.00 to a hypothetical Final Level of 80.00, representing a Percentage Change of –20.00%. Because the Percentage Change of the Reference Asset is negative and its hypothetical Final Level is less than its Barrier Level, the investor receives a payment at maturity of $800.00 per $1,000 in principal amount of the notes, calculated as follows:

$1,000 + [$1,000 x –20.00%] = $800.00

Example 2: The level of the Reference Asset decreases from the hypothetical Initial Level of 100.00 to a hypothetical Final Level of 95.00, representing a Percentage Change of –5%. Although the Percentage Change of the Reference Asset is negative, because its hypothetical Final Level is greater than its Barrier Level, the investor receives a payment at maturity equal to the principal amount of the notes.

Example 3: The level of the of the Reference Asset increases from the hypothetical Initial Level of 100.00 to a hypothetical Final Level of 110.00, representing a Percentage Change of 10.00%. Because the hypothetical Final Level of the Reference Asset is greater than its hypothetical Initial Level and the Percentage Change multiplied by the Upside Leverage Factor does not exceed the Maximum Return, the investor receives a payment at maturity of $1,152.00 per $1,000 in principal amount of the notes, calculated as follows:

$1,000 + $1,000 x (10.00% x 152.00%) = $1,152.00

Example 4: The level of the Reference Asset increases from the hypothetical Initial Level of 100.00 to a hypothetical Final Level of 160.00, representing a Percentage Change of 60.00%. Because the hypothetical Final Level of the Reference Asset is greater than its hypothetical Initial Level, and the Percentage Change multiplied by the Upside Leverage Factor exceeds the Maximum Return, the investor receives a payment at maturity of $1,600.00 per $1,000 in principal amount of the notes (the Maximum Redemption Amount). The return on the notes in this example is less than the Percentage Change of the Reference Asset.

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U.S. Federal Tax Information

By purchasing the notes, each holder agrees (in the absence of a change in law, an administrative determination or a judicial ruling to the contrary) to treat each note as a pre-paid derivative contract for U.S. federal income tax purposes. In the opinion of our counsel, Mayer Brown LLP, it would generally be reasonable to treat the notes as pre-paid derivative contracts in respect of the Reference Asset for U.S. federal income tax purposes. However, the U.S. federal income tax consequences of your investment in the notes are uncertain and the Internal Revenue Service could assert that the notes should be taxed in a manner that is different from that described in the preceding sentence. Please see the discussion in the product supplement dated September 22, 2022 under “Supplemental Tax Considerations—Supplemental U.S. Federal Income Tax Considerations—Notes Treated as Pre-Paid Derivative Contracts,” which applies to the notes.

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Supplemental Plan of Distribution (Conflicts of Interest)

BMOCM will purchase the notes from us at a purchase price reflecting the commission set forth on the cover hereof. BMOCM has informed us that, as part of its distribution of the notes, it will reoffer the notes to other dealers who will sell them. Each such dealer, or each additional dealer engaged by a dealer to whom BMOCM reoffers the notes, will receive a commission from BMOCM, which will not exceed the commission set forth on the cover page.

Certain dealers who purchase the notes for sale to certain fee-based advisory accounts may forego some or all of their selling concessions, fees or commissions. The public offering price for investors purchasing the notes in these accounts may be less than 100% of the principal amount, as set forth on the cover page of this document. Investors that hold their notes in these accounts may be charged fees by the investment advisor or manager of that account based on the amount of assets held in those accounts, including the notes.

We will deliver the notes on a date that is greater than two business days following the pricing date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes more than two business days prior to the issue date will be required to specify alternative settlement arrangements to prevent a failed settlement.

We own, directly or indirectly, all of the outstanding equity securities of BMOCM, the agent for this offering. In accordance with FINRA Rule 5121, BMOCM may not make sales in this offering to any of its discretionary accounts without the prior written approval of the customer.

You should not construe the offering of the notes as a recommendation of the merits of acquiring an investment linked to the Reference Asset or as to the suitability of an investment in the notes.

BMOCM may, but is not obligated to, make a market in the notes. BMOCM will determine any secondary market prices that it is prepared to offer in its sole discretion.

We may use this pricing supplement in the initial sale of the notes. In addition, BMOCM or another of our affiliates may use this pricing supplement in market-making transactions in any notes after their initial sale. Unless BMOCM or we inform you otherwise in the confirmation of sale, this pricing supplement is being used by BMOCM in a market-making transaction.

For a period of approximately three months following issuance of the notes, the price, if any, at which we or our affiliates would be willing to buy the notes from investors, and the value that BMOCM may also publish for the notes through one or more financial information vendors and which could be indicated for the notes on any brokerage account statements, will reflect a temporary upward adjustment from our estimated value of the notes that would otherwise be determined and applicable at that time. This temporary upward adjustment represents a portion of (a) the hedging profit that we or our affiliates expect to realize over the term of the notes and (b) any underwriting discount and the selling concessions paid in connection with this offering. The amount of this temporary upward adjustment will decline to zero on a straight-line basis over the three-month period.

The notes and the related offer to purchase notes and sale of notes under the terms and conditions provided herein do not constitute a public offering in any non-U.S. jurisdiction, and are being made available only to individually identified investors pursuant to a private offering as permitted in the relevant jurisdiction. The notes are not, and will not be, registered with any securities exchange or registry located outside of the United States and have not been registered with any non-U.S. securities or banking regulatory authority. The contents of this document have not been reviewed or approved by any non-U.S. securities or banking regulatory authority. Any person who wishes to acquire the notes from outside the United States should seek the advice or legal counsel as to the relevant requirements to acquire these notes.

British Virgin Islands. The notes have not been, and will not be, registered under the laws and regulations of the British Virgin Islands, nor has any regulatory authority in the British Virgin Islands passed comment upon or approved the accuracy or adequacy of this document. This pricing supplement and the related documents shall not constitute an offer, invitation or solicitation to any member of the public in the British Virgin Islands for the purposes of the Securities and Investment Business Act, 2010, of the British Virgin Islands.

Cayman Islands. Pursuant to the Companies Law (as amended) of the Cayman Islands, no invitation may be made to the public in the Cayman Islands to subscribe for the notes by or on behalf of the issuer unless at the time of such invitation the issuer is listed on the Cayman Islands Stock Exchange. The issuer is not presently listed on the Cayman Islands Stock Exchange and, accordingly, no invitation to the public in the Cayman Islands is to be made by the issuer (or by any dealer on its behalf). No such invitation is made to the public in the Cayman Islands hereby.

Dominican Republic. Nothing in this pricing supplement constitutes an offer of securities for sale in the Dominican Republic. The notes have not been, and will not be, registered with the Superintendence of Securities Market of the Dominican Republic (Superintendencia del Mercado de Valores), under Dominican Securities Market Law No. 249-17 (“Securities Law 249-17”), and the notes may not be offered or sold within the Dominican Republic or to, or for the account or benefit of, Dominican persons (as defined under Securities Law 249-17 and its regulations). Failure to comply with these directives may result in a violation of Securities Law 249-17 and its regulations.

Israel. This pricing supplement is intended solely for investors listed in the First Supplement of the Israeli Securities Law of 1968, as amended. A prospectus has not been prepared or filed, and will not be prepared or filed, in Israel relating to the notes offered hereunder. The notes cannot be resold in Israel other than to investors listed in the First Supplement of the Israeli Securities Law of 1968, as amended.

No action will be taken in Israel that would permit an offering of the notes or the distribution of any offering document or any other material to the public in Israel. In particular, no offering document or other material has been reviewed or approved by the Israel Securities Authority. Any material provided to an offeree in Israel may not be reproduced or used for any other purpose, nor be furnished to any other person other than those to whom copies have been provided directly by us or the selling agents.

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Nothing in this pricing supplement or any other offering material relating to the notes, should be considered as the rendering of a recommendation or advice, including investment advice or investment marketing under the Law For Regulation of Investment Advice, Investment Marketing and Investment Portfolio Management, 1995, to purchase any note. The purchase of any note will be based on an investor’s own understanding, for the investor’s own benefit and for the investor’s own account and not with the aim or intention of distributing or offering to other parties. In purchasing the notes, each investor declares that it has the knowledge, expertise and experience in financial and business matters so as to be capable of evaluating the risks and merits of an investment in the notes, without relying on any of the materials provided.

Mexico. The notes have not been registered with the National Registry of Securities maintained by the Mexican National Banking and Securities Commission and may not be offered or sold publicly in Mexico. This pricing supplement and the related documents may not be publicly distributed in Mexico. The notes may only be offered in a private offering pursuant to Article 8 of the Securities Market Law.

Switzerland. The notes may not be distributed to retail investors in Switzerland. This pricing supplement shall not be dispatched, copied to or otherwise made available to any person in Switzerland, and the notes may not be offered for sale to any person in Switzerland, except in accordance with Swiss law.

The notes are not offered, sold or advertised, directly or indirectly, in, into or from Switzerland on the basis of a public offering and will not be listed on the SIX Swiss Exchange or any other offering or regulated trading facility in Switzerland. Accordingly, neither this pricing supplement or any other marketing material constitute a prospectus as defined in article 652a or article 1156 of the Swiss Code of Obligations or a listing prospectus as defined in article 32 of the Listing Rules of the SIX Swiss Exchange or any other regulated trading facility in Switzerland. Any sales or resales of the notes may only be undertaken on a private basis to selected individual investors in compliance with Swiss law. By accepting this pricing supplement or by purchasing the notes, investors are deemed to have acknowledged and agreed to abide by these restrictions.

The notes may also be sold in the following jurisdictions, provided, in each case, any sales are made in accordance with all applicable laws in such jurisdiction:

•	Barbados
•	Bermuda

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Additional Information Relating to the Estimated Initial Value of the Notes

Our estimated initial value of the notes on the date hereof that is set forth on the cover hereof, equals the sum of the values of the following hypothetical components:

•	a fixed-income debt component with the same tenor as the notes, valued using our internal funding rate for structured notes; and
•	one or more derivative transactions relating to the economic terms of the notes.

The internal funding rate used in the determination of the initial estimated value generally represents a discount from the credit spreads for our conventional fixed-rate debt. The value of these derivative transactions is derived from our internal pricing models. These models are based on factors such as the traded market prices of comparable derivative instruments and on other inputs, which include volatility, dividend rates, interest rates and other factors. As a result, the estimated initial value of the notes on the Pricing Date was determined based on the market conditions on the Pricing Date.

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The Reference Asset

We have derived the following information from publicly available documents. We have not independently verified the accuracy or completeness of the following information. We are not affiliated with the Reference Asset Issuer and the Reference Asset Issuer will have no obligations with respect to the notes. This document relates only to the notes and does not relate to the shares of the Reference Asset or any securities included in the Underlying Index. Neither we nor any of our affiliates participates in the preparation of the publicly available documents described below. Neither we nor any of our affiliates has made any due diligence inquiry with respect to the Reference Asset in connection with the offering of the notes. There can be no assurance that all events occurring prior to the date hereof, including events that would affect the accuracy or completeness of the publicly available documents described below and that would affect the trading price of the shares of the Reference Asset, have been or will be publicly disclosed. Subsequent disclosure of any events or the disclosure of or failure to disclose material future events concerning the Reference Asset could affect the price of the shares of the Reference Asset on each Coupon Observation Date, each Call Observation Date and on the Valuation Date, and therefore could affect the payments on the notes.

The selection of the Reference Asset is not a recommendation to buy or sell the shares of the Reference Asset. Neither we nor any of our affiliates make any representation to you as to the performance of the shares of the Reference Asset. Information provided to or filed with the SEC under the Exchange Act and the Investment Company Act of 1940 relating to the Reference Asset may be obtained through the SEC’s website at http://www.sec.gov.

The iShares® 20+ Year Treasury Bond ETF"

The iShares® 20+ Year Treasury Bond ETF (“TLT”) seeks to track the investment results of the ICE U.S. Treasury 20+ Year Bond Index (the “IDCOT20T”), which measures the performance of public obligations of the U.S. Treasury that have a remaining maturity greater than twenty years. Prior to the selection of the IDCOT20T on April 1, 2016, the TLT tracked the Bloomberg Barclays U.S. 20+ Year Treasury Bond Index. The TLT trades on the Nasdaq Global Market under the ticker symbol “TLT.”

BlackRock® Fund Advisors (“BFA”), the investment adviser of TLT, uses a “passive” or indexing approach to try to achieve the investment objective of TLT.

Information provided to or filed with the SEC pursuant to the Securities Act and the Investment Company Act can be located by reference to SEC file numbers 333-92935 and 811-09729, respectively, through the SEC’s website at www.sec.gov. Information from outside sources is not incorporated by reference in, and should not be considered a part of, this document. In addition, information may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents.

Investment Objective and Strategy

The TLT generally invests at least 90% of its assets in the bonds of the IDCOT20T and at least 95% of its assets in U.S. government bonds. TLT may invest up to 10% of its assets in U.S. government bonds not included in the IDCOT20T, but which BFA believes will help TLT track the IDCOT20T. TLT also may invest up to 5% of its assets in repurchase agreements collateralized by U.S. government obligations and in cash and cash equivalents, including shares of money market funds advised by BFA or its affiliates. TLT seeks to track the investment results of the IDCOT20T before fees and expenses of TLT.

TLT may lend securities representing up to one-third of the value of its total assets (including the value of any collateral received). The IDCOT20T is sponsored by ICE Data Indices, LLC or its affiliates (the “IDI”), which is independent of TLT and BFA. The IDI determines the composition and relative weightings of the securities in the IDCOT20T and publishes information regarding the market value of the IDCOT20T.

Representative Sampling

BFA uses a representative sampling indexing strategy to manage the TLT. “Representative sampling” is an indexing strategy that involves investing in a representative sample of securities that collectively has an investment profile similar to that of the IDCOT20T. The securities selected are expected to have, in the aggregate, investment characteristics (based on factors such as market capitalization and industry weightings), fundamental characteristics (such as return variability, duration, maturity, credit ratings and yield) and liquidity measures similar to those of the IDCOT20T. The TLT may or may not hold all of the securities in the IDCOT20T.

Industry Concentration Policy

TLT will concentrate its investments (i.e., hold 25% or more of its total assets) in a particular industry or group of industries to approximately the same extent that the IDCOT20T is concentrated. For purposes of this limitation, securities of the U.S. government (including its agencies and instrumentalities), repurchase agreements collateralized by U.S. government securities, and securities of state or municipal governments and their political subdivisions are not considered to be issued by members of any industry.

The ICE U.S. Treasury 20+ Year Bond Index

All information contained in this underlying supplement regarding the IDCOT20T is derived from publicly available information, without independent verification. This information reflects the policies of, and is subject to change by, IDI, a subsidiary of Intercontinental Exchange, Inc. IDI has no obligation to continue to publish, and may discontinue publication of, the IDCOT20T.

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The ICE U.S. Treasury 20+ Year Bond Index is a market-value weighted index that is designed to measure the performance of the U.S. dollar-denominated, fixed-rate U.S. Treasury market that has a remaining maturity of greater than or equal to twenty years. The IDCOT20T was launched on December 31, 2015. The IDCOT20T is reported by Bloomberg L.P. under the ticker symbol “IDCOT20.”

Index Eligibility Criteria and Inclusion Rules

The IDCOT20T consists of securities that meet the criteria listed below (the “Eligible Bond universe”). The basis of the Eligible Bond universe are those securities for which content is available daily, including evaluations and reference data, through ICE Data Pricing & Reference Data, LLC (“PRD”).

Maturity. Each security must have a minimum remaining term to final maturity of greater than or equal to twenty years as of the last business day of the month (the “Rebalance Date”). Treasury securities that have an announced call are removed from the IDCOT20T at the end of the month prior to the month in which the call will take place.

Size. Each security is required to have a minimum amount outstanding of U.S. $300 million. Amount outstanding is defined as the par amount outstanding of each U.S. Treasury security, inclusive of any announced auctions or re-openings, less the par amount of that U.S. Treasury security held in the Federal Reserve System Open Market Account or bought at issuance by the Federal Reserve. A new issuance bought at auction by the Federal Reserve is not included in the Eligible Bond universe. Secondary market purchases or sales by the Federal Reserve that occur in the current month are reflected in the Eligible Bond universe at the next rebalancing.

Coupon. The Eligible Bond universe includes only fixed-rate securities, excluding zero coupon securities.

Currency. The Eligible Bond universe includes only securities with principal and interest denominated in U.S. dollars.

Bond Type. Inflation-linked securities, Treasury bills, floating-rate notes, cash-management bills and any government agency debt issued with or without a government guarantee are excluded from the Eligible Bond universe.

Index Maintenance

The IDCOT20T is rebalanced monthly. Securities are required to meet the IDCOT20T inclusion rules highlighted in the previous section to be considered for inclusion at the beginning of any given month. This includes the availability of evaluated pricing and reference data through PRD.

Rebalancing. The IDCOT20T is rebalanced at each month end. The new IDCOT20T for the next month is available three days prior to month end and is intended to reflect the constituent changes from the prior rebalancing date based on index eligibility.

Reinvestment of Cash Flows. Cash that has accrued intra-month from interest and principal payments by the securities included in the IDCOT20T earns no reinvestment return during the month. Accumulated cash (from coupon and principal payments) is removed from the IDCOT20T at month-end, such that the cash is reinvested pro rata across the entire IDCOT20T.

New Issues. Qualifying securities issued on or before the rebalancing date may qualify for inclusion. Issued securities are included in the pro forma IDCOT20T with a price of U.S. $100 until replaced with an evaluated price as soon as available after auction day.

Calculation

Returns and risk measures, such as yield duration, are first calculated at the constituent level and then aggregated to the IDCOT20T level using its constituents’ market weights.

Constituent Level Calculations

, , ,  and  and , , ,  and  denote the price, accrued interest, par amount, cumulative coupon payments and market values at date  and date , respectively. C denotes the coupon payments during the period (excluding any coupon payment on date  but including any coupon payment on date ).

Coupon payments during the period are calculated as follows:.

The market values at time  and  are:  and , respectively.

The price return and coupon return  (whenever applicable) are defined as follows:

o	Price return: return due to price appreciation over the return period:

o	Coupon return: return due to coupon accrual during the period:

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The total return is the sum of the price return and the coupon return:

Index Level Calculations

The IDCOT20T had an initial level of 100 at the inception date. As time passes, the IDCOT20T level is calculated in an iterative way as follows:

The IDCOT20T total return is calculated by aggregating the constituent level total returns using market weights. To calculate the IDCOT20T total return for the period from dates  and , market value weights at date  are used. The total market value of the IDCOT20T at time  is   plus any intra-month cash from coupon payment or principal repayment and the weight for constituent security, which is calculated as follows:

The IDCOT20T’s level will be provided to four decimal places.

Index Policies

Timing and Pricing Source.

The IDCOT20T’s level is calculated using 3:00 p.m. Eastern Standard Time evaluations from PRD. These evaluations are based upon methodologies designed to reflect the market upon which the IDCOT20T is based.

PRD’s bid-side evaluations are market-based measurements that are processed through a rules-based pricing application and represent its good faith determinations as to what the holder would receive in an orderly transaction (for an institutional round lot position, typically $1,000,000 or greater current value in U.S. dollars or local currency equivalent) under current market conditions. The rules based logic utilizes valuation techniques that may vary by asset class and per methodology, maximize the use of relevant observable data including quoted prices for similar assets, benchmark yield curves and market corroborated inputs. For example, its pricing applications are coded to review trades and bids to determine that the lot size is representative of an institutional round lot, though smaller or retail sized lots may be considered, especially if this is the only or primary trading information available.

PRD’s evaluators meet regularly to discuss market movements and other macro-economic information. PRD evaluates U.S. Treasury securities by obtaining feeds continuously from a number of live data sources including active market makers and inter-dealer brokers. Sources are reviewed on the basis of their historical accuracy for individual issues and maturity ranges. As new information is received, it is compared against the previous evaluation as part of the daily process. To provide additional transparency into its procedures, controls and governing processes, PRD adopted a code of conduct which enables benchmark administrators, like IDI, to exercise oversight of the benchmark setting process in conformance with the IOSCO Principles. IDI also maintains a verification process designed to identify price tolerance breaks for further investigation.

Calendar. The IDCOT20T follows the SIFMA U.S. bond market holiday schedule. The IDCOT20T’s level is calculated daily at the end of each day on which SIFMA declares the U.S. fixed income markets open. When the bond market closes early per the SIFMA schedule, the IDCOT20T’s level may be calculated at a time in accordance with the recommended close. However, evaluated pricing from PRD must be available to calculate the IDCOT20T’s level.

Exceptional Market Conditions and Corrections. IDI retains the right to delay the publication of the level of the IDCOT20T. Furthermore, IDI retains the right to suspend the publication of the level of the IDCOT20T if it believes that circumstances prevent the proper calculation of the IDCOT20T. If evaluated prices are not available, the IDCOT20T will not be recalculated unless IDI decides otherwise. Reasonable efforts are made to ensure the correctness and validity of data used in index calculations. Where errors have occurred in the determination or calculation of the IDCOT20T, the decision to make a restatement will be assessed on a case by case basis. Such decision will take account of the significance, impact, age and scale of the error.

In the event that there is a market-wide event resulting in evaluated prices not being available, IDI will determine its approach on a case by case basis, taking into account information and notifications provided by PRD. Market-wide events include, but are not limited to, technological problems or failures, natural disaster or other business continuity planning-related event. IDI will communicate any issues with publication of the IDCOT20T during the day through the regular client communication channels; in addition, IDI may also contact clients directly; post a notice on the IDI website; send a message via the market data portal; or use other such forms of communication.

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Expert Judgment. In cases which are not expressly covered in the index rules, operational adjustments may take place along the lines of the aim of the IDCOT20T. Operational adjustments may also take place if, in the opinion of IDI, it is desirable to do so to maintain the integrity of the IDCOT20T. Any such modifications described under this section or exercise of expert judgment will be based upon the IDI’s Index Design Principles, which detail the core design principles adhered to IDI in establishing an IDCOT20T determination specific to the IDCOT20T. “Expert Judgment” refers to the exercise of discretion by the IDI with respect to the use of data in determining a benchmark. Expert Judgment includes extrapolating values from prior or related transactions, adjusting values for factors that might influence the quality of data such as market events or impairment of a buyer’s or seller’s credit quality or weighting firm bids or offers greater than a particular concluded transaction. Any exercise of expert judgment will be overseen by the ICE Data Indices, LLC Governance Committee (for purposes of this section, the “Index Committee”). The IDI Index Design Principles are available on request to PRD.

Index Reviews. IDI undertakes regular reviews of the IDCOT20T, the methodology and the market which it represents to ensure it continues to meet the index objective, in accordance with IDI’s policies and procedures. Should material changes to the IDCOT20T be required or proposed, this will be communicated to stakeholders and subscribers in accordance with IDI’s consultation policy, where possible.

Consultations. IDI may from time to time consult with stakeholders and subscribers on proposed material changes that affect the IDCOT20T in accordance with IDI’s consultation process. These proposals will be published to stakeholders and subscribers and all feedback received will be considered by IDI. Any resulting changes to the IDCOT20T will be announced prior to it being implemented.

Restatements. IDI reserves the right to restate the IDCOT20T’s level based on its discretion. The IDCOT20T subscribers are notified prior to a restatement of data. Restatements are typically communicated on the same day but may take longer depending on the volume of restatements required and other conditions.

Index Governance

The Index Committee is responsible for governance and oversight of the IDCOT20T. The Index Committee provides oversight to IDI that has daily responsibilities for the development, issuance and operation of the IDCOT20T.

The Index Committee will approve any necessary changes in the IDCOT20T’s methodology. The IDI is then responsible for implementing the changes and notifying subscribers. Where a change is material, IDI will consult with stakeholders and subscribers in accordance with the IDI consultation process. For other changes, advance notice will be provided, where possible, to allow stakeholders and subscribers appropriate preparation to implement the change.

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Validity of the Notes

In the opinion of Osler, Hoskin & Harcourt LLP, the issue and sale of the notes has been duly authorized by all necessary corporate action of the Bank in conformity with the Senior Indenture, and when this pricing supplement has been attached to, and duly notated on, the master note that represents the notes, the notes will have been validly executed and issued and, to the extent validity of the notes is a matter governed by the laws of the Province of Ontario, or the laws of Canada applicable therein, and will be valid obligations of the Bank, subject to the following limitations (i) the enforceability of the Senior Indenture may be limited by the Canada Deposit Insurance Corporation Act (Canada), the Winding-up and Restructuring Act (Canada) and bankruptcy, insolvency, reorganization, receivership, moratorium, arrangement or winding-up laws or other similar laws affecting the enforcement of creditors’ rights generally; (ii) the enforceability of the Senior Indenture may be limited by equitable principles, including the principle that equitable remedies such as specific performance and injunction may only be granted in the discretion of a court of competent jurisdiction; (iii) pursuant to the Currency Act (Canada) a judgment by a Canadian court must be awarded in Canadian currency and that such judgment may be based on a rate of exchange in existence on a day other than the day of payment; and (iv) the enforceability of the Senior Indenture will be subject to the limitations contained in the Limitations Act, 2002 (Ontario), and such counsel expresses no opinion as to whether a court may find any provision of the Senior Debt Indenture to be unenforceable as an attempt to vary or exclude a limitation period under that Act. This opinion is given as of the date hereof and is limited to the laws of the Provinces of Ontario and the federal laws of Canada applicable thereto. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the Indenture and the genuineness of signatures and certain factual matters, all as stated in the letter of such counsel dated May 26, 2022, which has been filed as Exhibit 5.3 to Bank of Montreal’s Form 6-K filed with the SEC and dated May 26, 2022.

In the opinion of Mayer Brown LLP, when this pricing supplement has been attached to, and duly notated on, the master note that represents the notes, and the notes have been issued and sold as contemplated herein, the notes will be valid, binding and enforceable obligations of Bank of Montreal, entitled to the benefits of the Senior Indenture, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith). This opinion is given as of the date hereof and is limited to the laws of the State of New York. Insofar as this opinion involves matters governed by the laws of the Province of Ontario, or the laws of Canada applicable therein, Mayer Brown LLP has assumed, without independent inquiry or investigation, the validity of the matters opined on by Osler, Hoskin & Harcourt LLP, Canadian legal counsel for the issuer, in its opinion expressed above. This opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the Senior Indenture and the genuineness of signatures and to such counsel’s reliance on the Bank of Montreal and other sources as to certain factual matters, all as stated in the legal opinion of Mayer Brown LLP dated May 26, 2022, which has been filed with the SEC as an exhibit to a report on Form 6-K by the Bank of Montreal on May 26, 2022.

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